EXHIBIT 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III	Investor Relations:
Corporate Vice President, Finance and Administration	Angela Steinway
& Chief Financial Officer	(609) 936-2268
(609) 275-0500	angela.steinway@integralife.com

Integra LifeSciences Holdings Corporation Appoints Donald E. Morel, Jr., Ph.D. as a Director and Announces Retirement of Neal Moszkowski as a Director

Plainsboro, NJ / August 27, 2013 / -- Integra LifeSciences Holdings Corporation (Nasdaq: IART) today announced that, effective today, Mr. Neal Moszkowski has retired from the Board of Directors. The Board has appointed Donald Morel as a Director of the Company.

“Neal’s service to Integra over the past seven years, and for a total of thirteen years, has been extremely valuable,” said Stuart Essig, Chairman of Integra's Board of Directors. “We are thankful for his contributions to the Company during his tenure on the Board and its Nominating and Corporate Governance and Compensation Committees.”

Peter Arduini, Integra’s President, Chief Executive Officer and Director stated, "Dr. Morel is a healthcare executive with extensive management and product development experience. He has a particular interest and expertise in biomaterials. His tenure at West Pharmaceutical and broad experience in our industry will add a valuable perspective on Integra. I am delighted that Dr. Morel has agreed to join our Board of Directors.”

Dr. Morel is currently the Chief Executive Officer and Chairman of the Board of Directors of West Pharmaceutical Services, Inc., a manufacturer of components and systems for the packaging and delivery of injectable drugs as well as delivery system components for the pharmaceutical, healthcare and consumer products industries. Dr. Morel has served as the Chief Executive Officer and a Director of West Pharmaceutical Services, Inc. since 2002 and as Chairman of the Board of Directors since 2003. Dr. Morel served as a Director of Kensey Nash Corporation, a medical device product development and manufacturing company, from March 2010 to June 2012 as well as a member of its audit and compensation committees. He serves as Chairman of the Board of Directors of the American Oncologic Hospital of the Fox Chase Cancer Center and as a member of the board of trustees of The Franklin Institute and of Lafayette College. Dr. Morel received a B.S. in Engineering from Lafayette College and an M.S. and Ph.D. in Materials Science from Cornell University.

Ms. Barbara Hill will fill Mr. Moszkowski’s seat on the Nominating and Corporate Governance Committee, and Dr. Morel will join the Compensation Committee.

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedic extremity surgery, neurosurgery, spine surgery, and reconstructive and general surgery. For more information, please visit www.integralife.com